Exhibit (d)(2)
EXECUTION VERSION
Providence Equity Partners VI L.P.
Providence Equity Partners VI-A L.P.
c/o Providence Equity L.L.C.
Nine West 57th Street, Suite 4700
New York, NY 10019
March 31, 2011
Sterling Parent Inc.
c/o Providence Equity Partners LLC
Nine West 57th Street
Suite 4700
New York, NY 10019

Re:	Equity Financing Commitment
Ladies and Gentlemen:
     This letter agreement sets forth the commitment of Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P., each a Delaware limited partnership (collectively, the “Investors”), subject to the terms and conditions hereof, to purchase equity interests of Sterling Parent Inc., a Delaware corporation (“Parent”), in connection with the acquisition (the “Acquisition”) of SRA International, Inc., a Delaware corporation (the “Company”), through the merger of Sterling Merger Inc., a Delaware corporation (“Merger Sub”), with and into the Company pursuant to the Agreement and Plan of Merger, dated as of the date hereof, among Parent, the Company and Merger Sub (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
     1. Upon the terms and subject to the conditions set forth herein, each Investor hereby commits to purchase, directly or indirectly, at or immediately prior to the Effective Time equity interests of Parent for an aggregate purchase price equal to the dollar amount set forth next to such Investor’s name on Schedule A (in each case, such Investor’s “Commitment”), solely for the purpose of allowing Parent and/or Merger Sub to fund a portion of the aggregate Merger Consideration and to pay related fees and expenses upon the consummation of the Acquisition. Each Investor’s obligation to fund in connection with the Acquisition shall in no event exceed in the aggregate such Investor’s Commitment. The obligation of each Investor to fund any portion of its Commitment may be reduced by such Investor on a dollar for dollar basis for purchases by co-investors (including Affiliates of any Investor) of equity interests of Parent; provided that no such action shall reduce the amount of the Commitment or otherwise affect the obligations of each Investor under this letter agreement.
     2. The Investors’ obligations under this letter agreement, including the obligation of the Investors to fund their respective Commitments, is subject to (a) the execution and delivery of the Merger Agreement by the Company, (b) the satisfaction or waiver by Parent (with the prior written approval of the Investors) of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), (c) the concurrent or substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement, (d) the Debt Financing (or, in the case Alternate Debt Financing has been obtained in accordance with Section 5.12(c) of the Merger Agreement, such Alternative Debt Financing) has been funded or would be funded simultaneously in accordance with the terms thereof at the Closing

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if the Commitment is funded at the Closing and (e) the consummation of any Rollover Investment at Closing.
     3. The obligation of the Investors to fund their respective Commitments shall automatically and immediately terminate upon the earliest to occur of (a) the Effective Time (at which time the obligation shall be discharged), (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the Company or any of its Affiliates, security holders or agents asserting or filing, directly or indirectly, (i) any claim under or Action with respect to the Limited Guarantee (as hereinafter defined) against any Guarantor or any Guarantor Affiliate (in each case, as defined in the Limited Guarantee) or (ii) any other claim under or Action against any Guarantor or any Guarantor Affiliate in connection with this letter agreement, the Limited Guarantee, the Merger Agreement, the Debt Commitment Letter or any transaction contemplated hereby or thereby or otherwise relating thereto, other than, in any such case, Retained Claims (as defined in the Limited Guarantee) expressly reserved against such Guarantor or Guarantor Affiliates in accordance with Section 4(c) of the Limited Guarantee and as set forth in Section 6 of this letter agreement, subject in each case to all of the terms, conditions and limitations herein and therein or (d) subject to the immediately following proviso, the occurrence of any event which, by the terms of the Limited Guarantee, terminates any Guarantor’s obligations or liabilities under the Limited Guarantee; provided that the obligations of Investors to fund their obligations hereunder shall not terminate as a result of the termination of the Limited Guarantee as a result of the Effective Time having occurred. The Commitment set forth herein shall not be assignable by Parent without each Investor’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Investors and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any transfer in violation of the preceding sentence shall be null and void.
     4. Other than as required by law (including as may be required in connection with any filing with the SEC in connection with the Merger) or the rules of any national securities exchange, each of the parties agree that it will not, nor will it permit its advisors or Affiliates to, disclose to any person or entity the contents of this letter agreement, other than to the Company and its advisors who are instructed to maintain the confidentiality of this letter agreement in accordance herewith.
     5. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Investors has obligations hereunder and that, notwithstanding that each Investor is a partnership, no Person has any remedy, recourse or right of recovery against, or contribution from any Investor Affiliate, through any Investor, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of such Investor, Parent or Merger Sub against any Investor Affiliate, or otherwise, except for Parent’s rights against each Investor under this letter agreement. For purposes of this letter agreement, the term “Investor Affiliate” means (i) any former, current or future general or limited partner, stockholder, holder of any equity, partnership or limited liability company interest, officer, member, manager, director, employee, agent, controlling person, assignee or Affiliate of any Investor (other than Parent and Merger Sub) or (ii) any former, current or future general or limited partner, stockholder, holder of any equity, partnership or limited liability company interest, officer, member, manager, director, employee, agent, attorney, controlling person, assignee or Affiliate (other than any Investor, Parent and Merger Sub) of any of the foregoing.
     6. Concurrently with the execution and delivery of this letter agreement, the Investors are executing and delivering to the Company a Limited Guarantee related to certain of Parent’s monetary obligations under the Merger Agreement (the “Limited Guarantee”). The Company’s remedies against the Guarantors (as defined in the Limited Guarantee) solely with respect to Retained Guarantee Claims

March 31, 2011

(as defined in the Limited Guarantee), against Parent and Merger Sub solely with respect to Retained Merger Agreement Claims (as defined in the Limited Guarantee), and, in the case of Parent, Retained Equity Commitment Claims (as defined in the Limited Guarantee) and against Providence Equity Partners L.L.C. solely with respect to Retained NDA Claims (as defined in the Limited Guarantee), the Company’s rights to specific performance under this letter agreement and the Company’s remedies against Parent and Sub under the Merger Agreement shall be the sole and exclusive remedies available to the Company and all of its Affiliates against any Guarantor or any Guarantor Affiliate (as defined in the Limited Guarantee) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, or the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement whether or not Parent’s or Merger Sub’s breach is caused by any Investor’s breach of its obligations under this letter agreement. Notwithstanding anything to the contrary set forth in this Paragraph 6, Paragraph 15 of this letter agreement or in the Limited Guarantee, the Company, as the express third party beneficiary hereunder on the terms, and subject to the conditions, set forth in Paragraph 15 of this letter agreement, may cause Parent and Merger Sub to, or to directly, cause the Commitment to be funded as, and only to the extent, permitted by the exercise of the Company’s rights under Section 8.7(b) of the Merger Agreement and on the terms, and subject to the conditions, set forth in Paragraph 15 of this letter agreement.
     7. Each party acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of each Investor under this letter agreement are solely contractual in nature. Notwithstanding anything to the contrary contained in this letter agreement, the liability of each Investor hereunder shall be several, not joint and several, and no Investor shall be liable for any amounts hereunder in excess of its respective Commitment.
     8. Parent agrees to indemnify and to hold harmless each Investor and each Investor Affiliate (collectively, the “Indemnified Persons”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever which may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of or arising out of or in any way related to the transactions described in this letter agreement, the Limited Guarantee, the Debt Commitment Letter or the Merger Agreement, provided, however, that the foregoing shall not apply to any losses, claims, damages, liabilities or expenses of an Indemnified Person to the extent found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. Parent further agrees to pay or reimburse to any Indemnified Person upon demand any legal or other expenses incurred by the Indemnified Person in connection with investigating, defending, or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation), provided, however, that the foregoing shall not apply to any such legal or other expenses of an Indemnified Person to the extent found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. The provisions of this Section 8 are independent of all other obligations of Parent hereunder and shall survive termination or expiration of the commitment embodied in this letter. Parent agrees that no Indemnified Person shall be required to (but at its sole election, may) seek indemnification from any other Person or Persons with respect to any matter for which such Indemnified Person is entitled to indemnification hereunder and agrees, for the benefit of the Investors and each Investor Affiliate to waive any right to contribution from any such Investor or Investor Affiliate; provided that the foregoing shall not be deemed to limit or waive any contractual rights that Parent may have against any Investor or Investor Affiliate. PARENT HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO

March 31, 2011

HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF ANY INVESTOR OR ANY OTHER INDEMNIFIED PERSON.
     9. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent and the Investors; provided that no amendment of this Agreement shall affect any right of the Company hereunder or reduce the aggregate Commitment of the Investors without the prior written consent of the Company.
     10. This letter agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this letter agreement, or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.
     11. Each party to this letter agreement, by its execution hereof, hereby (i) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, for the purpose of any Action relating to this letter agreement, or for recognition and enforcement of any judgment in respect thereof, (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this letter agreement or the subject matter hereof may not be enforced in or by such court, and (iii) agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, a party to this letter agreement may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
     12. Each party to this letter agreement agrees that for any action between the parties arising in whole or in part under or in connection with this letter agreement, such party will bring actions only in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware. Each such party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
     13. Each party to this letter agreement hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this letter agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified on the first page of this letter agreement, will constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
     14. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO

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REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.
     15. This letter agreement shall inure to the benefit of and be binding upon Parent and the Investors. Each Investor acknowledges that the Company has relied on this letter agreement and, accordingly, that the Company is an express third party beneficiary hereof, entitled to enforce such provisions in accordance with their terms and to seek any remedy for breach thereof on the terms and conditions set forth herein; provided that the Company shall be entitled to specifically enforce the obligations of each Investor to directly cause each Investor to fund, directly or indirectly, the Commitment and to take any and all actions as may be necessary or appropriate to cause the Commitment to be funded only as and the extent permitted, in each case, pursuant to Section 8.7(b) of the Merger Agreement and when all of the conditions set forth in Paragraph 2 have been satisfied, and the Company shall have no other rights or remedies hereunder. In no event shall any of Parent’s creditors (other than the Company, but in the case of the Company only on the terms, and subject to the limitations, set forth in this Paragraph 15 of this letter agreement or Section 8.7(b) of the Merger Agreement) have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement.
     16. Each Investor hereby represents and warrants, with respect to itself, to Parent and the Company that: (a) it has all limited partnership power and authority to execute, deliver and perform this letter agreement, (b) the execution, delivery and performance of this letter agreement by the undersigned has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of the undersigned are necessary therefor, (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the undersigned in accordance with its terms, (d) the amount of the Commitment is equal to or less than the maximum amount that such Investors are collectively permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents, (e) it has uncalled capital commitments equal to or in excess of the amount of its respective Commitment and (f) the execution, delivery and performance by the undersigned of this letter agreement do not and will not (i) violate the organizational documents of the undersigned or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any material contract to which the undersigned is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by such Investor of the transactions contemplated by this letter agreement on a timely basis. Each Investor acknowledges that the Company has specifically relied on the accuracy of the representations and warranties contained in this Paragraph 16 and in the event of any breach hereof the Company shall have specific right to enforce and seek appropriate damages, relating to any breach of this Paragraph 16.
     17. This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this letter agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through

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the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
     18. This letter agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior arrangements and understandings with respect thereto.
     19. This letter agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such letter agreement.
[Signature Pages Follow]

Very truly yours,

PROVIDENCE EQUITY PARTNERS VI L.P.

By:	Providence Equity GP VI L.P.
Its:	General Partner

By:	Providence Equity Partners VI L.L.C.
Its:	General Partner

By:	/s/ Julie G. Richardson Name: Julie G. Richardson
Title: Authorized Signatory

PROVIDENCE EQUITY PARTNERS VI-A L.P.

By:	Providence Equity GP VI L.P.
Its:	General Partner

By:	Providence Equity Partners VI L.L.C.
Its:	General Partner

By:	/s/ Julie G. Richardson Name: Julie G. Richardson
Title: Authorized Signatory

Accepted and agreed as of the date first written above:
STERLING PARENT INC.

By:	/s/ Christopher C. Ragona Name: Christopher C. Ragona
Title: Vice-President, Secretary and Treasurer

Schedule A

Investor	Commitment
Providence Equity Partners VI L.P.	$390,735,438
Providence Equity Partners VI-A L.P.	$134,416,957